SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2006 (July 26, 2006)

TOYS “R” US, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	1-11609	22-3260693
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Geoffrey Way

Wayne, New Jersey 07470

(Address of principal executive offices)

(973) 617-3500

Registrant’s telephone number, including area of service

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

Since April 2004, Raymond L. Arthur has served as Executive Vice President of Toys “R” Us, Inc. (the “Company”). Effective July 31, 2006, Mr. Arthur’s employment will cease, under circumstances entitling him to receive the benefits under Section 7(h) of the Retention Agreement, dated as of November 1, 2004, as amended, as previously filed with the Commission (the “Retention Agreement”).

Subject to his signing a release of claims in respect of his employment with the Company, Mr. Arthur will receive a lump-sum severance payment of $2,386,936, consisting of his pro-rata annual bonus for fiscal year 2006, two times the sum of his current base salary and target annual bonus, and a make-up payment for fiscal years 2007 and 2008 under the Company’s 401(k)/profit sharing plan. In addition, pursuant to the Retention Agreement and subject to Mr. Arthur signing a release of claims in respect of his employment with the Company, Mr. Arthur will receive two make-up payments under the Supplemental Executive Retirement Plan (the “SERP”) in February 2007 and 2008, totaling approximately $132,800 in the aggregate and representing the SERP contributions that would have been made to him if he had remained employed through those dates. As provided in the Retention Agreement, for a period of 24 months after his termination date (i.e., until July 31, 2008) the Company will continue to provide Mr. Arthur with a leased automobile and financial planning services, and he will continue to be covered by a Company-owned life insurance policy that would provide his estate or beneficiary life insurance protection if he should die before August 1, 2008.

Pursuant to the Retention Agreement, Mr. Arthur may elect to continue health benefits under the Company’s medical and dental plans until his age 65 or, if earlier, until he obtains health benefits from another employer. If he elects such coverage, he will be required to pay the premiums charged to active employees for the first 24 months of coverage, and thereafter he will be required to pay the premiums charged to former employees pursuant to Section 4980B of the Internal Revenue Code (COBRA).

If and to the extent that Mr. Arthur incurs an excise tax under Section 4999 of the Internal Revenue Code by reason of the Company’s July 2005 merger, the Company will make an additional payment to him sufficient to cover such excise tax and the related income, employment and excise taxes that would apply to such additional payment.

Mr. Arthur is obligated to comply with certain restricted covenants related to non-competition, non-solicitation of protected employees, and protection of confidential information, as provided in the Retention Agreement.

Item 8.01. Other Events.

On July 26, 2006, the Company and Toys “R” Us-Delaware, Inc., a wholly-owned direct subsidiary of the Company (“Toys-Delaware”) received a letter dated July 25, 2006 from MacKay Shields LLC, relating to the Company’s and Toys-Delaware’s 8.75% Debentures due September 1, 2021 in the aggregate principal amount of $200 million (the “Securities”) issued under an Indenture dated as of August 29, 1991, as amended by Supplemental Indenture No. 1, dated as of January 1, 1996 (as amended, the “Indenture”). In the letter, Mackay Shields LLC claims to acts as investment adviser to holders of more than 25% of the aggregate principal amount of the outstanding Securities. The letter further purports to be a “notice of default” delivered “on behalf of” those holders alleging that (1) Toys-Delaware is in default under the reporting covenant in the Indenture and (2) the Company, in connection with one of its subsidiaries having entered into an unsecured credit agreement, is in default of one of the covenants in the Indenture that limits the ability of the Company and its domestic subsidiaries to grant security to secure other debt.

The Company and Toys-Delaware have paid all amounts as due under the Securities and informed the trustee under the Indenture that the purported notice of default is invalid and without merit. The Company and Toys-Delaware informed the trustee under the Indenture that they are not in default under the Indenture because, among other reasons, they (1) have filed all reports required under the Indenture and (2) have not violated the covenant concerning secured debt referred to in the letter.

Signature

Pursuant to the requirements of the Securities Exchange Act of l934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TOYS “R” US, INC. (Registrant)

Date: July 28, 2006	By:	/S/ F. CLAY CREASEY, JR.
Name: F. Clay Creasey, Jr. Title: Executive Vice President – Chief Financial Officer

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